Exhibit 10.1

AMENDMENT TO

POLYCOM, INC.

2004 EQUITY INCENTIVE PLAN

Polycom, Inc. (the “Company”), having adopted the Polycom, Inc. 2004 Equity Incentive Plan (the “Plan”), hereby amends the Plan effective as of March 2, 2007, as follows:

1. Section 10 is hereby amended in its entirety to read as follows:

“SECTION 10

NONEMPLOYEE DIRECTOR AWARDS

10.1 General. Nonemployee Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 10. All grants of Options and Restricted Stock to Nonemployee Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

10.2 Awards.

10.2.1 Initial Grants. Each Nonemployee Director who first becomes a Nonemployee Director on or after March 2, 2007, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Option to purchase 20,000 Shares.

10.2.2 Ongoing Grants. Each Nonemployee Director who is reelected as such at an Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date of such Annual Meeting, 10,000 Shares of Restricted Stock.

10.3 Terms of Options

10.3.1 Option Agreement. Each Option granted pursuant to this Section 10 shall be evidenced by a written Award Agreement between the Participant and the Company.

10.3.2 Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 10 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

10.3.3 Exercisability. Each Option granted pursuant to Section 10.2.1 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Except as otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, once a Participant ceases to be a Director, his or her Options which are not then exercisable shall never become exercisable and shall be immediately forfeited.

10.3.4 Expiration of Options. Each Option granted pursuant to this Section 10 shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of one (1) year from the date of the Participant’s Termination of Service for any reason.

10.3.5 Not Incentive Stock Options. Options granted pursuant to this Section 10 shall not be designated as Incentive Stock Options.

10.3.6 Other Terms. All provisions of the Plan not inconsistent with this Section 10 shall apply to Options granted to Nonemployee Directors.

10.4 Terms of Restricted Stock Awards

10.4.1 Restricted Stock Agreement. Each Award of Restricted Stock granted pursuant to this Section 10 shall be evidenced by a written Award Agreement between the Participant and the Company.

10.4.2 Vesting Schedule/Period of Restriction. Each Award of Restricted Stock granted pursuant to Section 10.2.2 shall vest at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Except as otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, once a Participant ceases to be a Director, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

10.4.3 Other Terms. All provisions of the Plan not inconsistent with this Section 10 shall apply to Awards of Restricted Stock granted to Nonemployee Directors.

10.5 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Awards. The number of Shares subject to Awards received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 10.6 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3.”

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment on the date indicated below.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Title:	Vice President, General Counsel and Secretary
Date:	March 6, 2007